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                                                                   EXHIBIT 10.13

                  AMENDMENT TO EMPLOYEE STOCK OPTION AGREEMENT

         This Amendment to Employee Stock Option Agreement (this "Amendment") is entered into as of the first day of November, 1997, by and between Opticon Medical Inc. (the "Company") and Dr. Fouad A. Salama ("Dr. Salama").

         WHEREAS, the Company (formerly known as Medical Device International, Inc.) and Dr. Salama entered into an Employee Stock Option Agreement dated as of July 26, 1996 (the "Option Agreement"), pursuant to which the Company granted Dr. Salama certain stock option rights to purchase shares of the Company's common stock; and

         WHEREAS, the Company and Dr. Salama have entered into an Agreement dated as of October 31, 1997 pursuant to which the parties agreed that Dr. Salama's employment by the Company as a full-time employee ceased as of October 31, 1997 and agreed to make certain amendments to the Option Agreement; and

         WHEREAS, the parties desire to amend certain provisions of the Option Agreement;

         NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, the Company and Dr. Salama agree as follows:

1. The parties acknowledge and agree that pursuant to the Option Agreement Dr. Salama has been granted stock options to purchase up to 27,500 shares of common stock of the Company at an exercise price of $5.50 per share, and that pursuant to a stock split effected by the Company on September 9, 1996, Dr. Salama currently holds stock options to purchase up to 137,500 shares of the Company's common stock at a price of $1.10 per share. The parties acknowledge and agree that the number of option shares and the exercise price referenced in this Amendment reflect the effect of such stock split.

2. Pursuant to Section 1 of the Option Agreement, the stock options granted to Dr. Salama thereunder were intended to be incentive stock options governed by
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties acknowledge and agree that in accordance with Section 422(a)(2) of the Code, only those vested stock options exercised by Dr. Salama within three (3) months of the cessation of his employment by the Company on October 31, 1997 shall be eligible to be treated as incentive stock options under the Code. All outstanding stock options not exercised by Dr. Salama within three (3) months of the cessation of his employment by the Company shall continue to be outstanding and exercisable as non-qualified stock options pursuant to the terms and conditions of the Option Agreement as amended hereunder.

3. Section 2(a) of the Option Agreement is hereby deleted and the following substituted therefor:


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         "(a) Vesting and exercisability. Employee may exercise only that portion of the Option that has vested in accordance with the schedule hereafter set forth. Vesting of the Option shall occur as follows:

                  (i) The Option to purchase seven thousand five hundred (7,500) shares vested on August 14, 1996, the first anniversary of the date of the grant of the initial option for 37,500 shares;

                  (ii) The Option to purchase forty thousand eight hundred thirty-five (40,835) shares vested on July 26, 1997;

                  (iii) The Option to purchase forty thousand eight hundred thirty-five (40,835) shares shall vest on July 26, 1998;

                  (iv) The Option to purchase forty thousand eight hundred thirty (40,830) shares shall vest on July 26, 1999; and

                  (v) The Option to purchase seven thousand five hundred (7,500) shares shall vest upon receipt by the Company of written clearance from the Federal Food and Drug Administration ("FDA") to market the OPTICON valved device."

4. Section 2(b) of the Option Agreement is hereby deleted.

5. Section 2(e) of the Option Agreement is hereby deleted and the following substituted therefor:

         "(e) Expiration of Option. To the extent that the Option has not been exercised, this Agreement shall terminate and be of no further force and effect, and the Option shall expire on, the fifth anniversary of the respective date of the grants of the options, which is August 14, 1995 for 37,500 shares and July 26, 1996 for 100,000 shares."

6. In all other respects, the Option Agreement is confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and Dr. Salama have executed this Amendment as of the date first written above.

                                    OPTICON MEDICAL, INC

 /s/ F.A. Salama                    By: /s/ William J. Post
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Dr. Fouad A. Salama                    William J. Post, Chief Executive Officer
                                       and President


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